UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-24185

Date of Report: February 1, 2011

AOXING PHARMACEUTICAL COMPANY, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0636168
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

15 Exchange Place, Suite 500, Jersey City, New Jersey	07302
(Address of principal executive offices)	(Zip Code)

(646) 367- 1747
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2011, the Board of Directors for Aoxing Pharmaceutical Company appointed Bob Yunjun Ai to serve as Chief Financial Officer.  Information regarding Mr. Ai follows:

Bob Yunjun Ai brings to the Company education and employment experience in both biology and finance.  From 2001 until 2011 Mr. Ai was employed in the finance sector, specializing in healthcare investment.  Most recently, from 2007 to 2011 Mr. Ai was a Principal in Merlin Nexus, a private equity firm that invests in life sciences companies, where his responsibilities included analysis and evaluation of investment decisions.  From 2006 to 2007 Mr. Ai served as Vice President for Wall Street Access, a broker-dealer, where he was responsible for industry research.  From 2004 to 2005 Mr. Ai was employed as Senior Equity Analyst by Bennett Lawrence, an asset management firm.  From 2001 to 2004 Mr. Ai was employed as an Analyst by Merlin Biomed, also an asset management firm.  Prior to entering the finance sector, Mr. Ai was engaged for seven years as a research associate and post-doctoral research scholar at the University of Pennsylvania.  Mr. Ai was awarded an MBA by Penn State University in 2001 and a PhD in Molecular and Cell Biology by Penn State University in 1992.  He is 47 years old.

Bob Yunjun Ai and Aoxing Pharmaceutical Company have entered into a three year Employment Agreement dated February 1, 2011.  The Agreement provides for:

•	an annual salary of $200,000;
•
a grant of five year options for 50,000 common shares at the beginning of each year in the term of employment.  The exercise price of each option will be the market price at the time of grant.  The initial grant of options will vest after seven months; the two subsequent grants will vest immediately.

•	a year-end stock bonus of 20,000 common shares for each year in which Mr. Ai satisfies the performance targets to be set for him by the Board of Directors.

Item 9.01             Financial Statements and Exhibits

Exhibits

10-a	Employment Agreement dated February 1, 2011 between Aoxing Pharmaceutical Company, Inc. and Bob Yunjun Ai.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aoxing Pharmaceutical Company, Inc.

Dated: February 7, 2011	By:/s/ Zhenjiang Yue
Zhenjiang Yue, Chief Executive Officer